EXHIBIT 99.1

AutoZone Announces Senior Vice President Promotion

MEMPHIS, Tenn., Nov. 16, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that Mitch Major, currently Vice President, Commercial Support has been promoted to Senior Vice President, Supply Chain, Customer Satisfaction. In his new role, Major, who joined AutoZone in 2005, will serve on the company’s Executive Committee.

“With this promotion, we continue to strengthen our senior leadership team with a seasoned and accomplished AutoZoner,” said Bill Rhodes, Chairman, President and Chief Executive Officer, Customer Satisfaction. “Mitch has proven leadership skills that have been invaluable to our past successes and his experiences will serve the company at a very high level for many years to come.”

About AutoZone:

As of August 25, 2018,  AutoZone sells auto and light truck parts, chemicals and accessories through 5,618 AutoZone stores in 50 states plus the District of Columbia and Puerto Rico in the U.S., and 564 stores in Mexico and 20 stores in Brazil for a total count of 6,202.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: Jennifer Hughes, 866-966-3017, jennifer.hughes@autozone.com

Financial: Brian Campbell, 901 495-7005, brian.campbell@autozone.com